EXHIBIT 23.3

DIRECTOR CONSENT

The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named in the Registration Statement on Form S-3 of Spectra Energy Corp (the “Company”) as a person who has been nominated for election to the Board of Directors of the Company at the Annual Meeting of Shareholders of the Company to be held April 30, 2013. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Michael G. Morris
Michael G. Morris

Dated: April 30, 2013